EXECUTION VERSION

SUPPLEMENTAL INDENTURE
SUPPLEMENTAL INDENTURE No. 1 (this “Supplemental Indenture”), dated as of June 23, 2016, between Hanesbrands Finance Luxembourg S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 33, Rue du Puits Romain, L-8070 Betrange, Grand Duchy of Luxembourg, and registered with the Luxembourg register of commerce and companies under the number B 185.849, as the issuer (such company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), HBI Australia Acquisition Co. Pty Limited, (Australian Company Number 612 185 476) (the “Australian Additional Guarantor”), HBI Italy Acquisition Co. S.r.l., a limited liability company incorporated under the laws of Italy, with registered office at Grassobbio (BG), Via Boschetti No. 53-55, Italy, Italian tax code and VAT No. 04155020169 (the “Italian Additional Guarantor”), Maidenform Brands Spain, S.R.L. Unipersonal, a Spanish limited liability company (sociedad de responsabilidad limitada) (the “Spanish Additional Guarantor” and together with the Australian Additional Guarantor and the Italian Additional Guarantor, the “Additional Guarantors”) and U.S. Bank Trustees Limited, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of June 3, 2016 (the “Indenture”) providing for the issuance of the Issuer’s euro denominated 3.5% Senior Notes due 2024 (the “Senior Notes”);
WHEREAS, the Indenture provides that under certain circumstances each Additional Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which each such entity shall fully and unconditionally guarantee all of the Issuer’s obligations under the Senior Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Additional Notes Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Additional Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of the holders of the Senior Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, each Additional Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE.
(a) GENERAL. Each Additional Guarantor hereby agrees to provide an unconditional Additional Notes Guarantee on the terms and subject to the conditions set forth in this Supplemental Indenture and the Indenture including but not limited to Article X thereof (and including the guarantee limitations set out therein as well as those included herein).
(b) ITALIAN LIMITATION LANGUAGE. Notwithstanding anything to the contrary in the Indenture or this Supplemental Indenture: (i) the Additional Notes Guarantee by the Italian Additional Guarantor under the Indenture and this Supplemental Indenture shall not include or guarantee any obligations or liabilities to the extent that such inclusion would result in unlawful financial assistance within the meaning of Article 2358 or Article 2474 (as the case may be) of the Italian Civil Code; (ii) the obligations of the Italian Additional Guarantor under this Supplemental Indenture shall not, at any time, exceed the maximum amount permitted under the provisions of Law n. 108/1996 or breach the terms of Article 1283 of the Italian Civil Code or any other mandatory law or regulation on usury practices or capitalization of interests (in each case, to the extent applicable); and (iii) the maximum amount guaranteed by the Italian Additional Guarantor under the Additional Notes Guarantee pursuant to the Indenture and this Supplemental Indenture shall at any time be limited to the lower of: (i) the Notes Proportion of the outstanding amount of the sum of (A) any Debt of the Italian Additional Guarantor and its Subsidiaries owed to the Parent and its Subsidiaries (other than the Italian Additional Guarantor and its Subsidiaries) and (B) the outstanding amount of any Debt of the Italian Additional Guarantor and its Subsidiaries guaranteed to the Parent and its Subsidiaries (other than the Italian Additional Guarantor and its Subsidiaries) at the time the relevant demand is made; and (ii) for the purposes of Article 1938 of the Italian Civil Code, €500,000,000 (or the equivalent in any other currency). For purposes of the foregoing, the Notes Proportion shall be the proportion that the outstanding principal amount of the Senior Notes bears to the sum of (A) the outstanding principal amount of the Notes and (B) the outstanding principal amount of any Senior Secured Credit Facility guaranteed by the Italian Additional Guarantor and its Subsidiaries.
(c) SPANISH LIMITATION LANGUAGE. Notwithstanding anything to the contrary in the Indenture or this Supplemental Indenture: (i) the Additional Notes Guarantee by the Spanish Additional Guarantor under the Indenture and this Supplemental Indenture shall not include or guarantee any obligations or liabilities to the extent that such inclusion would entail a breach of the financial assistance regulation under Spanish Law (in particular, but without limitation, under article 143 of the Spanish Capital Companies Law (Ley de Sociedades de Capital, as amended from time to time)); and (ii) the maximum amount guaranteed by a Spanish Additional Guarantor under the Additional Notes Guarantee pursuant to the Indenture and this Supplemental Indenture shall be the lesser of twice (2x) the following amounts: (a) the amount of the net worth (patrimonio neto) of the relevant Spanish Additional Guarantor or (b) the amount of the net equity (fondos propios) of the relevant Spanish Additional Guarantor; both in accordance with the latest financial statements (audited, if applicable) of such Spanish Guarantor available at the date of this Supplemental Indenture. Any indemnities or expenses to be paid by any Spanish Additional Guarantor pursuant to the Indenture or this Supplemental Indenture and/or any undertakings or covenants assumed under the Indenture or this Supplemental Indenture shall be limited to matters related to such Spanish Additional Guarantor.
3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, manager, employee, incorporator or stockholder of any Additional Guarantor, as such, shall have any liability for any obligations of the Issuer or any Additional Guarantor under the Indenture, the Senior Notes, the Additional Notes Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes.
4.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE SENIOR NOTES AND THE ADDITIONAL NOTES GUARANTEES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    Each of the parties hereto irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with the Indenture, this Supplemental Indenture, the Senior Notes and the Additional Notes Guarantees or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer and each of the Additional Guarantors has appointed CT Corporation System,

111 Eighth Avenue, New York, New York 10011, United States of America, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon the Indenture, this Supplemental Indenture, the Senior Notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). The Issuer and each of the Additional Guarantors expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Trustee. The Issuer and each of the Additional Guarantors represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer and any Additional Guarantor.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Additional Notes Guarantee of the Additional Guarantors or for or in respect of the recitals contained herein, all of which recitals are made solely by each Additional Guarantor and the Issuer. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

HANESBRANDS FINANCE LUXEMBOURG S.C.A., as the Issuer
By Hanesbrands GP Luxembourg S.à r.l., its general partner

/s/ Joia M. Johnson
Name: Joia M. Johnson
Title:     Class A Manager and authorized signatory

(Signature Page to Supplemental Indenture)

EXECUTED by HBI AUSTRALIA ACQUISITION CO. PTY LTD. in accordance with section 127(1) of the Corporations Act 2001 (Commonwealth of Australia) by authority of its directors:

/s/ Joia M. Johnson
Signature of director

JOIA M. JOHNSON
Name of director (block letters)
) ) ) ) ) ) ) ) ) ) ) ) )	Donald F. Cook Signature of director DONALD F. COOK Name of director (block letters)

(Signature Page to Supplemental Indenture)

HBI ITALY ACQUISITION CO. S.r.l., as Additional Guarantor

By:    /s/ Joia M. Johnson
Name: Joia M. Johnson
Title: Director and authorized signatory

(Signature Page to Supplemental Indenture)

MAIDENFORM BRANDS SPAIN, S.R.L. UNIPERSONAL, as Additional Guarantor

By:    /s/ Joia M. Johnson
Name: Joia M. Johnson
Title:     Attorney

(Signature Page to Supplemental Indenture)

U.S. BANK TRUSTEES LIMITED, as Trustee

By:    /s/ Hamyd Mazrae
Name:    Hamyd Mazrae
Title:    Authorized Signatory

By:    /s/ Chris Hobbs
Name:    Chris Hobbs
Title:    Authorized Signatory

(Signature Page to Supplemental Indenture)